Filed Under Rule 424(b)(3), Registration Statement No. 333-164985

Pricing Supplement No. 98 Dated September 12, 2011

(To: Prospectus Dated February 19, 2010 and Prospectus Supplement Dated February 19, 2010)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated September 12, 2011

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LNF6		100.000%	1.250%		2.850%	SEMI-ANNUAL	09/15/2016	03/15/2012	$13.70	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 9/15/2012 and every coupon date thereafter. Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital, LLC Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Morgan Stanley & Co., Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 09/15/2012 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LNG4		100.000%	1.450%		3.550%	SEMI-ANNUAL	09/15/2018	03/15/2012	$17.06	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 9/15/2012 and every coupon date thereafter. Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital, LLC Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Morgan Stanley & Co., Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 09/15/2012 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LNH2		100.000%	1.800%		4.150%	SEMI-ANNUAL	09/15/2021	03/15/2012	$19.94	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 9/15/2012 and every coupon date thereafter. Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital, LLC Agents: Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Morgan Stanley & Co., Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the Interest Payment Date occurring any time on or after 09/15/2012 at a redemption price equal to 100% of the principal amount of The Dow Chemical Company InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

The Dow Chemical Company

Trade Date: Monday, September 19, 2011 @12:00 PM ET Settle Date: Thursday, September 22, 2011

Minimum Denomination/Increments:$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes